Exhibit 3.3

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

GENCO SHIPPING & TRADING LIMITED

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

I, Peter C. Georgiopoulos/Director of Genco Shipping & Trading Limited, a corporation organized and existing under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, hereby certify:

1.                                       Section D of the Amended and Restated Articles of Incorporation is hereby amended by adding at the end of such section the following sentence:

No holder of shares of the capital stock of the Corporation shall be entitled to preemptive or subscriptive rights; such that Section D shall read in its entirety thereafter:

D. The aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred and Twenty- Five Million (125,000,000) registered shares, of which 100,000,000 shall be designated common shares with a par value of one United States cent (US$0.01) per share, and 25,000,0000 shall be designated as blank check preferred shares (hereinafter referred to as preferred shares) with a par value of one United States cent (US$0.01) per share.  The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

No holder of shares of the capital stock of the Corporation shall be entitled to preemptive or subscriptive rights.

2.                                       The amendment to the Amended and Restated Articles of Incorporation was authorized by unanimous written consent of the shareholder of the Company.

IN WITNESS WHEREOF, I have executed these Articles of Amendment on this day of July 21, 2005.

/s/ Peter C. Georgiopoulos
Name:	Peter C. Georgiopoulos
Title:	Director